Exhibit 99.1

NewAge, Inc. Delays Filing of Annual Report on Form 10-K

SALT LAKE CITY, March 31, 2022 – NewAge, Inc. (Nasdaq: NBEV) (the “Company” or “NewAge”) today announced that although the Company filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission (“SEC”) indicating that the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”) would be delayed and filed within 15 calendar days from the original due date (the “Extension Period”), the Company has determined that additional time will be needed to complete the Form 10-K and therefore the Company will not be able to file the Form 10-K within the Extension Period.

Although the Company has dedicated significant resources to the completion of its consolidated financial statements and related disclosures for inclusion in the Form 10-K, the Company will need additional time to complete its review of the financial statements. The delay is due primarily to the material weakness previously disclosed in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2020, relating to the financial reporting of the Company’s prior acquisitions. The Company is working diligently to complete the consolidated financial statements and related disclosures, and will file the Form 10-K as soon as practicable; however, no assurance can be given as to the definitive date on which the Form 10-K will be filed.

The Company expects to receive a notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that as a result of the Company’s delay in filing the Form 10-K, the Company is not in compliance with the timely filing requirement for continued listing under Nasdaq Listing Rule 5250(c)(1). The notice will have no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market. The Company will issue a press release and file a Form 8-K with the SEC to announce the notification when received.

About NewAge, Inc.

NewAge is a purpose-driven company dedicated to inspiring the planet to Live Healthy™. NewAge commercializes a portfolio of healthy products worldwide primarily through a direct selling route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at www.NewAgeGroup.com.

Forward Looking Statements

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to the Company’s management. Forward-looking statements include statements regarding the Company’s ability to file its Annual Report for the year ended December 31, 2021. The Company’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the Securities and Exchange Commission, each of which can be found on the SEC’s website, www.sec.gov, or the investor relations section of the Company’s website, investors.newagegroup.com. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Investors

NewAge, Inc.

Lisa Mueller

VP, Investor Relations

ir@newage.com